3: Form 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2010

NEIMAN MARCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-133184-12	20-3509435

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marcus Square
1618 Main Street, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, included area code: (214) 741-6911

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On September 24, 2010, The Neiman Marcus Group, Inc., Bergdorf Goodman, Inc. (collectively "NMG"), HSBC Bank Nevada, N.A. ("HSBC") and HSBC Card Services Inc. entered into an Amended and Restated Credit Card Program Agreement (the "Program Agreement"), which extends and amends the Credit Card Program Agreement previously in effect among the parties. The Program Agreement has an initial term of five years from its effective date of July 7, 2010 and is renewable for three-year terms. Under the Program Agreement, HSBC, or its designee, will offer private label Neiman Marcus and Bergdorf Goodman credit cards and non-card payment plans (the "Program").

NMG has agreed that, subject to certain limited exceptions in the Program Agreement, it will not offer or market in the United States a private label credit card or a non-card payment plan other than through the Program. It has also agreed to negotiate with HSBC with respect to any future co-branded credit card program NMG may propose to initiate during the term of the Program Agreement. NMG has also agreed to limitations, as further described in the Program Agreement, on its ability to accept credit cards, other than Program credit cards and other cards currently accepted in certain of its retail store lines, and on its ability to offer credit products designed solely to finance purchases.

A management committee consisting of eight members (four nominated by NMG and four nominated by HSBC) will oversee the Program. The operating and risk management procedures and policies of the Program will be those employed prior to the effective date of the Program Agreement, and, subject to limited exceptions set forth in the Program Agreement, changes to those procedures and policies will only be made upon review by the management committee in accordance with the Program Agreement. Notwithstanding the foregoing, the Program Agreement provides each of the parties with the ability to break deadlocks among the parties over certain changes to operational and risk management matters.

HSBC and NMG will jointly market the Program in accordance with the terms of the Program Agreement. HSBC will contribute money to a marketing fund to be used in NMG's discretion and also to a joint marketing fund to be used in accordance with a mutually agreed upon marketing plan and as directed by the management committee.

The Program Agreement contains provisions governing the use and disclosure of information regarding customers and cardholders and confidential information of the parties. The Program Agreement also provides for reciprocal licenses of the parties' trademarks used in connection with the Program.

Under the Program Agreement, HSBC will make daily payments to NMG based on net credit sales, and the parties will make monthly, quarterly and annual payments to each other as specified in the Program Agreement, including based on the profitability of the Program.

The parties have made customary representations, warranties and covenants, and have provided for customary reciprocal indemnification of the other parties to the Program Agreement for specified actions taken in connection with the Program. The Program Agreement also sets forth provisions addressing the treatment of acquired credit card portfolios in the event of future acquisition transactions by NMG.

The Program Agreement contains certain early termination rights of NMG and HSBC, including termination rights upon default of the other party or upon other specified events, and in the event that deadlocks over Program matters occur among the management committee members and/or such deadlocks are broken unilaterally by HSBC and other specified conditions are met. If the Program Agreement is terminated by either party for any reason, NMG will have the right to purchase, or to arrange for another purchaser to purchase, the Program assets, including the accounts and cardholder indebtedness, from HSBC.

On September 23, 2010, NMG and HSBC have entered into an Amended and Restated Servicing Agreement (the "Servicing Agreement"), which amends and extends the servicing arrangement pursuant which NMG services the Program accounts and cardholder indebtedness on behalf of HSBC. NMG may elect or under certain circumstances may be required to transfer certain servicing functions to HSBC, in which case HSBC will be required to perform the services under the Program Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS, INC.
(Registrant)

Date: September 28, 2010	By:	/s/ Nelson A. Bangs

Nelson A. Bangs
Senior Vice President